Exhibit 99.1

                                    For Immediate Release
                                    Phoenix, Arizona - October 20, 2004
                                    Contacts:    Kevin P. Knight, Chairman & CEO
                                                 Dave Jackson, CFO
                                                 (602) 269-2000

                         Knight Transportation Announces
                         Third Quarter Financial Results

Knight Transportation, Inc. (NASDAQ NM: KNGT) announced today its financial results for the quarter and nine months ended September 30, 2004.

For the quarter ended September 30, 2004, total revenue increased 30.1%, to $114.1 million from $87.6 million for the same quarter of 2003. Revenue, before fuel surcharge, increased 25.7%, to $106.1 million from $84.4 million for the same quarter of 2003. Net income increased 32.6%, to $12.6 million from $9.5 million for the same quarter of 2003. Net income per diluted share increased to $0.22 from $0.16 for the same quarter in 2003.

For the nine months ended September 30, 2004, total revenue increased 26.2%, to $315.5 million from $250.0 million for the same period of 2003. Revenue, before fuel surcharge, increased 23.6%, to $296.5 million from $239.8 million for the same period of 2003. Net income increased 30.6% to $33.3 million from $25.5 million for the same period of 2003. Net income per diluted share increased to $0.58 from $0.44 for the same period of 2003.

Chairman and Chief Executive  Officer Kevin P. Knight  commented on the quarter:
"Our associates registered another quarter of record revenue and earnings as we continued to execute our operating model focused on leading growth and profitability. We were especially pleased with revenue growth of over 25% before fuel surcharge and over 30% including fuel surcharge in a difficult growth environment for our industry. In addition, even with industry-leading growth and significant fuel, driver pay, and other cost pressures facing our industry, we improved our margins. Our operating ratio (operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge) improved by nearly a full point to 80.4%, the lowest since the 4th quarter 1994, and our net income was 11.8% of revenue, before fuel surcharge, which is the best in our history as a public company. We achieved these results through a combination of expanding our fleet, significant rate increases, greater productivity from our trucks, and a never-ending mission of cost-control.

Our growth came from expansion of our fleet and higher revenue per tractor. Our average tractors operating in the third quarter were up 15% year over year, our average freight revenue per loaded and total mile, before surcharges, were up 8.3% and 7.5%, respectively. Our average miles per tractor were up 1.6% and our average length of haul was up 5.0%.

During the quarter, we continued our long-running strategy of growth through new operations centers and continued expansion at existing operations centers. In July, we opened our 17th operations center in Lakeland, Florida. We are especially pleased with the efforts of our Florida team, who, in spite of many challenges as a result of the hurricanes, managed another successful startup for our company.

We also were successful in our opening of Knight Refrigerated, a wholly owned subsidiary. Our associates at Knight Refrigerated are working hard to develop our refrigerated operating model, in preparation for rolling out these services in other parts of the country. Our services have been well received in the temperature-control marketplace, leading to Knight-like financial performance for this subsidiary.

Rapidly escalating fuel prices are a significant challenge for our industry, and our sales and operations associates are working diligently with our customers to mitigate the negative impact of fuel prices. For the quarter, we increased fuel surcharge billings by 149% compared with the same quarter last year. These efforts helped us limit the negative impact of fuel prices to approximately $.01 per share compared with the third quarter of last year.

During the quarter we continued to make significant investments in equipment and facilities to support our growth. We added 159 new tractors, upgraded an additional 71 tractors, and capitalized 119 tractors from early buy out options exercised on operating leases. We also added 551 trailers and upgraded an additional 82 trailers, and we continued to upgrade our terminal network. Through nine months we have invested nearly $93 million in net capital expenditures, which is most of our expected budget for the year. For 2004, we expect cash flow from operations to nearly cover our net capital expenditures. At September 30, our strong balance sheet reflected $24 million in cash, zero debt, and $275 million in stockholder's equity.

Looking forward, we expect the shipping environment to remain favorable based on economic growth of approximately three percent or better in the remainder of 2004 and into 2005. We also expect industry-wide trucking capacity to remain constrained for the foreseeable future, mainly due to the limited number of qualified drivers. Against that background, we expect freight rates to increase at least as much as operating costs and that our driver compensation will allow us to continue to attract and retain the quality drivers we need to support our efforts. Based on these assumptions, we remain on track to grow our tractor base in 2004 by 350 to 400 units and anticipate growing our tractor base by approximately 400 units next year. We also expect to open 3 or 4 more operations centers in 2005.

This month we were recognized by Forbes for the 10th consecutive year, placing #66 on the annual list of 200 Best Small Companies. Only 1 other company has been on the list for the past ten years. We would like to recognize everyone in our organization for their hard work and dedication to the operating model that makes our business what it is today. We plan to continue our strategy of profitable growth with the goal of creating additional value for our customers, associates, and stockholders."

The Company will hold a conference call on October 21, 4:00 EST, to further discuss its results of operations for the quarter ended September 30, 2004. The dial in number for this conference call is (800) 811-0667

INCOME STATEMENT DATA:                      Three Months Ended September 30,          Nine Months Ended September 30,
                                                        (Unaudited, in thousands, except per share amounts)

                                                2004                2003                 2004                2003
                                                ----                ----                 ----                ----
REVENUE:
  Revenue, before fuel surcharge          $     106,109        $     84,445       $     296,521       $     239,786
  Fuel surcharge                                  7,947               3,194              18,996              10,171
                                          ------------------  ------------------  ------------------  ---------------------
TOTAL REVENUE                             $     114,056        $     87,639       $     315,517       $     249,957
                                          ------------------  ------------------  ------------------  ---------------------

OPERATING  EXPENSES:
    Salaries, Wages & Benefits                   34,441              26,908              96,904              77,097
    Fuel expense - gross                         21,879              14,277              59,011              42,142
    Operations & Maintenance                      7,234               5,444              19,022              15,165
    Insurance & Claims                            5,376               4,136              15,978              12,237
    Operating Taxes & Licenses                    2,476               2,342               7,066               6,758
    Communications                                  912                 769               2,653               2,236
    Depreciation & Amortization                  10,463               7,744              28,935              21,796
    Lease Expense - Revenue Equipment               634               1,920               2,903               5,843
    Purchased Transportation                      7,560               6,465              21,697              18,519
    Miscellaneous Operating Expenses              2,305               1,816               6,253               5,535
                                          ------------------  ------------------  ------------------  ---------------------
                                                 93,280              71,821             260,422             207,328
                                          ------------------  ------------------  ------------------  ---------------------
    Income From Operations                       20,776              15,818              55,095              42,629
                                          ------------------  ------------------  ------------------  ---------------------

OTHER  INCOME  (EXPENSE):
    Interest Income                                 132                 110                 339                 419
    Other Expense                                     -                   -                   -                   -
    Interest Expense                                  -                (165)                  -                (548)
                                          ------------------  ------------------  ------------------  ---------------------
                                                    132                 (55)                339                (129)
                                          ------------------  ------------------  ------------------  ---------------------
    Income Before Income Taxes                   20,908              15,763              55,434              42,500
INCOME  TAXES                                     8,350               6,300              22,150              17,010
                                          ------------------  ------------------  ------------------  ---------------------

NET  INCOME                               $      12,558       $       9,463       $      33,284       $      25,490
                                          ==================  ==================  ==================  =====================
Earnings Per Share:
                       - Basic            $        0.22       $        0.17       $        0.59       $        0.46
                       - Diluted          $        0.22       $        0.16       $        0.58       $        0.44
Weighted Average Shares Outstanding:
                       - Basic                   56,402              56,082              56,332              55,958
                       - Diluted                 57,747              57,503              57,534              57,345


BALANCE SHEET DATA:
                                                                 9/30/2004                           12/31/2003
                                                               ------------                         ------------
                ASSETS                                                     (Unaudited, in thousands)
Cash and cash equivalents                                    $          24,382                   $          40,550
Accounts receivable, net                                                52,802                              38,751
Notes receivable, net                                                      226                                 515
Inventories and supplies                                                 1,957                               1,336
Prepaid expenses                                                         2,325                               7,490
Income tax receivable                                                     -                                  1,761
Deferred tax asset                                                       6,863                               5,667
                                                            ------------------------            ------------------------
     Total Current Assets                                               88,555                              96,070
                                                            ------------------------            ------------------------

Property and equipment, net                                            283,542                             212,935
Notes receivable, long-term                                                 80                                 362
Goodwill                                                                 7,504                               7,504
Other assets                                                             5,285                               4,355
                                                            ------------------------            ------------------------

     Total Assets                                            $         384,966                   $         321,226
                                                            ========================            ========================


Accounts payable                                             $          13,658                   $           3,408
Accrued payroll                                                          4,467                               3,448
Accrued liabilities                                                      7,043                               4,493
Claims accrual                                                          20,329                              14,805
                                                            ------------------------            ------------------------
     Total Current Liabilities                                          45,497                              26,154

Deferred income taxes                                                   64,425                              55,149
                                                            ------------------------            ------------------------

     Total Liabilities                                                 109,922                              81,303
                                                            ------------------------            ------------------------

Common Stock                                                               565                                 563
Additional paid-in capital                                              79,589                              77,754
Retained earnings                                                      194,890                             161,606
                                                            ------------------------            ------------------------
     Total Shareholders' Equity                                        275,044                             239,923
                                                            ------------------------            ------------------------


     Total Liabilities and Shareholders' Equity              $         384,966                   $         321,226
                                                            =========================           ========================

                                         Three Months Ended September 30,              Nine Months Ended September 30,

                                               2004            2003                          2004             2003
                                               ----            ----                          ----             ----
                                           (Unaudited)      (Unaudited)                  (Unaudited)      (Unaudited)

OPERATING  STATISTICS                                                      %                                               %
                                                                         Change                                         Change
Average Revenue Per Loaded Mile*               $1.556           $1.437    8.3%               $1.521          $1.433      6.1%

Average Revenue Per Total Mile*                $1.378           $1.282    7.5%               $1.349          $1.277      5.6%

Empty Mile Factor                               11.4%            10.8%    5.6%                11.4%           10.9%      4.6%

Average Miles Per Tractor                      28,834           28,379    1.6%               86,116          84,044      2.5%

Average Length of Haul                            564              537    5.0%                  549             529      3.8%

Operating Ratio**                               80.4%            81.3%                        81.4%           82.2%

Average Tractors - Total                        2,646            2,305                        2,535           2,226

Tractors - End of Quarter:
    Company                                     2,497            2,101                        2,497           2,101
    Owner - Operator                              256              229                          256             229
                                           -----------      ----------                   ----------      ----------
                                                2,753            2,330                        2,753           2,330

Trailers - End of Quarter                       7,142            6,165                        7,142           6,165

Net Capital Expenditures (in thousands)       $41,410          $15,139                      $92,650         $53,064

Cash Flow From Operations (in thousands)      $28,670          $22,924                      $74,720         $60,076

*    Excludes fuel surcharge.

** Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. Revenue from fuel surcharge is available on the accompanying statements of income. We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

Knight Transportation, Inc. is a short to medium haul, truckload carrier headquartered in Phoenix, Arizona. The Company serves most of the United States through its regional operations in Phoenix, AZ; Salt Lake City, UT; Portland, OR; Las Vegas, NV; Denver, CO; Kansas City, KS; Indianapolis, IN; Katy, TX; Gulfport, MS; Charlotte, NC; Memphis, TN, Atlanta, GA; Carlisle, PA and
Lakeland, FL. The Company transports general commodities, including consumer goods, packaged foodstuffs, paper products, beverage containers, imported and exported commodities and refrigerated goods.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Kevin P. Knight, Chairman & CEO or Dave Jackson, CFO, at (602) 269-2000